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                  Exhibit 5 Opinion of Muldoon, Murphy & Faucette





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                                   August 22, 1997





Board of Directors
Ocean Financial Corp..
975 Hooper Avenue
Toms River, New Jersey 08753-8396

         Re:            Ocean Financial Corp. 1997 Incentive Plan -
                        Registration Statement on Form S-8 for Offer and Sale of 1,174,330 Additional Shares of Common Stock

Lady and Gentlemen:

         We have acted as counsel for Ocean Financial Corp. (the "Company") in connection with the registration under the Securities Act of 1933, as amended, on Form S-8 of 1,174,330 shares of the Company's Common Stock, $.01 par value (the "Shares"), to be issued under the Ocean Financial Corp. 1997 Incentive Plan (the "Plan").

         As such counsel, we have made such legal and factual examinations and inquiries as we deemed advisable for the purpose of rendering this opinion. In our examination, we have assumed and have not verified (i) the genuineness of all signatures, (ii) the authenticity of all documents submitted to us as originals, (iii) the conformity with the originals of all documents supplied to us as copies, and (iv) the accuracy and completeness of all corporate records and documents and of all certificates and statements of fact, in each case given or made available to us by the Company or its subsidiary.

         Based on the foregoing and limited in all respects to Delaware law and the facts as they exist on the date hereof, it is our opinion that the Shares reserved under the Plan have been duly authorized and upon the issuance of the Shares in the manner described in the Plan, will be validly issued, fully paid and nonassessable.

        The following provisions of the Company's Certificate of Incorporation may not be given effect by a court applying Delaware law, but in our opinion the failure to give effect to such provisions will not affect the duly authorized, validly issued, fully paid and nonassessable status of the Common Stock:

        (a) Subsections C.3 and C.6 of Article FOURTH and Section D of Article EIGHTH, which grant the Board the authority to construe and apply the provisions of those Articles, subsection C.4 of Article FOURTH, to the extent that



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subsection  obligates  any  person  to  provide  to  the  Board  the information such  subsection authorizes the Board to demand, and the provision of Subsection
C.7 of Article EIGHTH empowering  the Board to  determine the Fair Market  Value
of  property  offered  or  paid  for  the  Company's  stock  by   an  Interested
Stockholder, in each case to the extent, if any, that a court applying Delaware law were to impose equitable limitations upon such authority; and

        (b) Article NINTH which authorizes the Board to consider the effect of any offer to acquire the Company on constituencies other than stockholders in evaluating any such offer.

        This opinion is rendered to you solely for your benefit in connection with the issuance of the Shares as described above. This opinion may not be relied upon by any other person or for any other purpose, and it should not be quoted in whole or in part or otherwise referred to or be filed with or furnished to any governmental agency (other than the Securities and Exchange Commission in connection with the aforementioned Registration Statement on Form S-8 in which this opinion is contained) or any other person or entity without the prior written consent of this firm.

        We hereby consent to the filing of this opinion as an exhibit to, and the reference to this firm in, the Company's Registration Statement on Form S-8.

        Very truly yours,

        /s/ Muldoon, Murphy & Faucette




        MULDOON, MURPHY & FAUCETTE